Term Sheet No. 2296B
To underlying supplement No. 1 dated October 1, 2012,
product supplement B dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated December 11, 2014; Rule 433

Deutsche Bank AG
$    Buffered Securities Linked to a Basket due June 17*, 2019

General
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The securities (the “securities”) are designed for investors who seek a return at maturity linked to the performance of an unequally weighted basket (the “Basket”) consisting of the S&P 500® Index (the “SPX Index”), S&P MidCap 400® Index (the “MID Index”), Russell 2000® Index (the “RTY Index”), MSCI EAFE® Index (the “MXEA Index,” and together with the SPX Index, MID Index and RTY Index, the “Basket Indices”) and iShares® MSCI Emerging Markets ETF (the “EEM Fund”) (each, a “Basket Component”). If the Final Basket Level (calculated on the Final Valuation Date) is greater than or equal to the Buffer Level (85.00% of the Initial Basket Level), for each $1,000 Face Amount of securities, investors will receive at maturity the Face Amount plus a return on the Face Amount equal to between 166.50% and 176.50% (to be determined on the Trade Date, the “Upside Leverage Factor”) times the Average Basket Return, calculated based on the arithmetic average of the closing levels of the Basket on the ten quarterly Averaging Dates starting on March 13, 2017 and ending on June 12, 2019, subject to a minimum of 0.00%. However, if the Final Basket Level is less than the Buffer Level, investors may receive less than the Face Amount per $1,000 Face Amount of securities depending on the Average Basket Return. If the Average Basket Level is less than or equal to the Initial Basket Level so that the Average Basket Return is zero, then investors will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. But, if the Final Basket Level is less than the Buffer Level and the Average Basket Return is positive, investors will also receive a payment at maturity that will also reflect the Upside Leverage Factor times the Average Basket Return, which may moderate, offset or more than offset the negative effect the Final Basket Level has on the return of the securities.

•
The securities do not pay any coupons or dividends and investors should be willing to lose some or all of their initial investment if the Final Basket Level is less than the Buffer Level.  Any payment on the securities is subject to the credit of the Issuer.

•
Because the Average Basket Return is calculated based on the arithmetic average of the closing levels of the Basket on the ten quarterly Averaging Dates, increases in the level of the Basket on one or more Averaging Dates may be moderated, offset or more than offset by lesser increases or declines in the level of the Basket on the other Averaging Dates. Therefore, your investment in the securities may not perform as well as an investment based solely on the performance of the Basket on a single day.

•	Senior unsecured obligations of Deutsche Bank AG due on or about June 17*, 2019††
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof
•	The securities are expected to price on or about December 12*, 2014 (the “Trade Date”) and are expected to settle on or about December 17*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Basket:	The Securities are linked to the performance of an unequally weighted basket consisting of five Basket Components as set forth below.
	Basket Components	Ticker Symbol	Basket Component Weighting	Initial Component Level†
	S&P 500® Index (the “SPX Index”)	SPX	57.00%
	S&P MidCap 400® Index (the “MID Index”)	MID	10.00%
	Russell 2000® Index (the “RTY Index”)	RTY	8.00%
	MSCI EAFE® Index (the “MXEA Index)	MXEA	18.00%
	iShares® MSCI Emerging Markets ETF (the “EEM Fund”)	EEM	7.00%
	† The Initial Component Level for each Basket Component will be set on the Trade Date.
Issue Price:	100% of the Face Amount
Payment at Maturity:	• If the Final Basket Level is greater than or equal to the Buffer Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
	$1,000 + ($1,000 x Average Basket Return x Upside Leverage Factor)

•      If the Final Basket Level is less than the Buffer Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + [$1,000 ×  (((Final Basket Return + Buffer Amount) x Downside Participation Factor) + (Average Basket Return x Upside Leverage Factor))]

If the Final Basket Level is less than the Buffer Level and the Average Basket Return is zero, for each $1,000 Face Amount of securities, you will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. In this circumstance, you will lose some or all of your initial investment at maturity. Even if the Average Basket Return is positive in this circumstance, you may lose some or a significant portion of your investment if the Average Basket Return is not sufficient to offset the loss resulting from the negative Final Basket Return. Any payment at maturity is subject to the credit of the Issuer.

Final Basket Return:	The Final Basket Return, expressed as a percentage, will equal: Final Basket Level – Initial Basket Level Initial Basket Level The Final Basket Return may be positive, zero or negative.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-10 of this term sheet.
The Issuer’s estimated value of the securities on the Trade Date is approximately $957.00 to $977.00 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the securities” on page TS-3 of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1)
Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. Investors that purchase and hold the securities in fee-based accounts may be charged fees based on the amount of assets held in those accounts, including the securities. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
December 11, 2014

(Key Terms continued from previous page)
Average Basket Return:	The Average Basket Return, expressed as a percentage, will equal: The Average Basket Return may be postive or zero.
Buffer Amount:	15.00%
Upside Leverage Factor:	166.50% - 176.50% (to be determined on the Trade Date)
Downside Participation Factor:	117.647%
Buffer Level:	Set equal to 85 on the Trade Date, which is equal to 85.00% of the Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Trade Date
Final Basket Level:	The Basket Closing Level on the Final Valuation Date
Average Basket Level:	The arithmetic average of the Basket Closing Level on each of the ten quarterly Averaging Dates
Basket Closing Level:
The Basket Closing Level on each Averaging Date will be calculated as follows:
100 x [1 + (SPX Index return x 57.00%) + (MID Index return x 10.00%) + (RTY Index return x 8.00%) + (MXEA Index return x 18.00%) + (EEM Fund return x 7.00%)]
The SPX Index return, MID Index return, RTY Index return, MXEA Index return and EEM Fund return refer to the Basket Component Return for the SPX Index, MID Index, RTY Index, MXEA Index and EEM Fund, respectively.

Basket Component Return:	The Basket Component Return, expressed as a percentage, will equal: Closing Component Level – Initial Component Level Initial Component Level
Initial Component Level:	The Closing Component Levels of the applicable Basket Component on the Trade Date
Closing Component Level:
For each Basket Index, the closing level of the Basket Index on the relevant date of calculation.
For the EEM Fund, the closing pricing of one share of the EEM Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the EEM Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	December 12*, 2014
Settlement Date:	December 17*, 2014
Averaging Dates††:	March 13*, 2017, June 12*, 2017, September 12*, 2017, December 12*, 2017, March 12*, 2018, June 12*, 2018, September 12*, 2018, December 12*, 2018, March 12*, 2019 and June 12*, 2019
Final Valuation Date††:	June 12*, 2019, which is also the last Averaging Date
Maturity Date††:	June 17*, 2019
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RTJ2
ISIN:	US25152RTJ22
* Expected.  In the event that we make any change to the expected Trade Date or Settlement Date, the Averaging Dates and Maturity Date may be changed so that the stated term of the securities remains the same.
†† Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement B dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

•	Prospectus supplement dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Are the Possible Payments on the Securities, Assuming a Range of Hypothetical Performances for the Basket?

The tables and hypothetical examples set below illustrate the hypothetical payments on the securities per $1,000 Face Amount of securities. The tables and hypothetical examples below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will depend on the Basket Closing Level on each of the Averaging Dates and the Final Valuation Date. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

The table below illustrates the hypothetical Payment at Maturity per $1,000 Face Amount of securities for a range of performances for the Basket from -100.00% to +100.00%, assuming that the Average Basket Level is less than or equal to the Initial Basket Level so that the Average Basket Return is 0.00%. The table below reflects the Buffer Amount of 15.00% and the Downside Participation Factor of 117.647%. The actual Initial Basket Level and Buffer Level will be set equal to 100 and 85, respectively, on the Trade Date.

Final Basket Return (%)	Average Basket Return (%)	Payment at Maturity ($)	Return on Securities (%)
100.00%	0.00%	$1,000.00	0.00%
75.00%	0.00%	$1,000.00	0.00%
50.00%	0.00%	$1,000.00	0.00%
25.00%	0.00%	$1,000.00	0.00%
15.00%	0.00%	$1,000.00	0.00%
10.00%	0.00%	$1,000.00	0.00%
5.00%	0.00%	$1,000.00	0.00%
0.00%	0.00%	$1,000.00	0.00%
-5.00%	0.00%	$1,000.00	0.00%
-10.00%	0.00%	$1,000.00	0.00%
-15.00%	0.00%	$1,000.00	0.00%
-20.00%	0.00%	$941.18	-5.88%
-30.00%	0.00%	$823.53	-17.65%
-50.00%	0.00%	$588.24	-41.18%
-75.00%	0.00%	$294.12	-70.59%
-100.00%	0.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the hypothetical payments at maturity per $1,000 Face Amount of securities are calculated. The hypothetical examples below assume an Upside Leverage Factor of 171.50% (the midpoint of the range of 166.50% to 176.50%). The actual Upside Leverage Factor will be determined on the Trade Date.

Example 1: The Final Basket Level is greater than the Initial Basket Level, resulting in a Final Basket Return of 30.00%, and the Average Basket Level is 120, resulting in an Average Basket Return of 20.00%. Because the Final Basket Level is greater than the Buffer Level, only the Average Basket Return will be used to determine the Payment at Maturity. In this circumstance, the investor receives a Payment at Maturity of $1,343.00 per $1,000 Face Amount of securities, reflecting a return on the securities equal to the Average Basket Return multiplied by the Upside Leverage Factor, calculated as follows:

$1,000 + ($1,000 x Average Basket Return x Upside Leverage Factor)
$1,000 + ($1,000 x 20.00% x 171.50%) = $1,343.00

Example 2: The Final Basket Level is less than the Initial Basket Level but greater than the Buffer Level, resulting in a Final Basket Return of -10.00%, and the Average Basket Level is 110, resulting in an Average Basket Return of 10.00%. Because the Final Basket Level is greater than the Buffer Level, only the Average Basket Return will be used to determine the Payment at Maturity. In this circumstance, the investor receives a Payment at Maturity of $1,171.50 per $1,000 Face Amount of securities, reflecting a return on the securities equal to the Average Basket Return multiplied by the Upside Leverage Factor, calculated as follows:

$1,000 + ($1,000 x Average Basket Return x Upside Leverage Factor)
$1,000 + ($1,000 x 10.00% x 171.50%) = $1,171.50

Example 3: The Final Basket Level is less than the Initial Basket Level but greater than the Buffer Level, resulting in a Final Basket Return of -10.00%, and the Average Basket Level is 90, resulting in an Average Basket Return of 0.00%. Because the Average Basket Level is less than the Initial Basket Level, the Average Basket Return is 0.00%. Because the Final Basket Level is greater than the Buffer Level, only the Average Basket

Return will be used to determine the Payment at Maturity. In this circumstance, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Average Basket Return x Upside Leverage Factor)
$1,000 + ($1,000 x 0.00% x 171.50%) = $1,000.00

Example 4: The Final Basket Level is less than the Buffer Level, resulting in a Final Basket Return of -20.00%, and the Average Basket Level is 110, resulting in an Average Basket Return of 10.00%. Because the Final Basket Level is less than the Buffer Level, both the Final Basket Return and the Average Basket Return will be used to determine the Payment at Maturity. Because the positive Average Basket Return multiplied by the Upside Leverage Factor is sufficient to more than offset the loss resulting from the negative Final Basket Return, the investor receives a Payment at Maturity of $1,112.68 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 ×  (((Final Basket Return + Buffer Amount) x Downside Participation Factor) + (Average Basket Return x Upside Leverage Factor))]
$1,000 + [$1,000 ×  (((-20.00% + 15.00%) x 117.647%) + (10.00% x 171.50%))] = $1,112.68

Example 5: The Final Basket Level is less than the Buffer Level, resulting in a Final Basket Return of -40.00%, and the Average Basket Level is 105, resulting in an Average Basket Return of 5.00%. Because the Final Basket Level is less than the Buffer Level, both the Final Basket Return and the Average Basket Return will be used to determine the Payment at Maturity. Because the positive Average Basket Return multiplied by the Upside Leverage Factor is not sufficient to completely offset the loss resulting from the negative Final Basket Return, the investor receives a Payment at Maturity of $791.63 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 ×  (((Final Basket Return + Buffer Amount) x Downside Participation Factor) + (Average Basket Return x Upside Leverage Factor))]
$1,000 + [$1,000 ×  (((-40.00% + 15.00%) x 117.647%) + (5.00% x 171.50%))] = $791.63

Example 6: The Final Basket Level is less than the Buffer Level, resulting in a Final Basket Return of -50.00%, and the Average Basket Level is 80, resulting in an Average Basket Return of 0.00%. Because the Final Basket Level is less than the Buffer Level and the Average Basket Return is zero, the Final Basket Return will be used to determine the Payment at Maturity. The investor will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. In this circumstance, the investor receives a Payment at Maturity of $588.24 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 ×  (((Final Basket Return + Buffer Amount) x Downside Participation Factor) + (Average Basket Return x Upside Leverage Factor))]
$1,000 + [$1,000 ×  (((-50.00% + 15.00%) x 117.647%) + (0.00% x 171.50%))] = $588.24

Hypothetical Examples of Final Average Level Calculation

The following hypothetical examples illustrate how the Average Basket Return is calculated based on the hypothetical Basket Closing Levels for each Averaging Date set forth in the tables below and the effect it has on the return on the securities.

Example 7: The Final Basket Level is greater than the Initial Basket Level, resulting in a Final Basket Return of 20.00%, and the Average Basket Level is 110, resulting in an Average Basket Return of 10.00%.

Averaging Date	Basket Closing Level	Performance of the Basket, as Measured from the Initial Basket Level to the Final Basket Level (%)
March 13, 2017	101	N/A
June 12, 2017	103	N/A
September 12, 2017	104	N/A
December 12, 2017	106	N/A
March 12, 2018	108	N/A
June 12, 2018	111	N/A
September 12 ,2018	114	N/A
December 12, 2018	116	N/A
March 12, 2019	117	N/A
June 12, 2019	120	20.00%
Average Basket Level:		110
Average Basket Return:		10.00%
Final Basket Return:	20.00%
Payment at Maturity:	$1,171.50

In Example 7, the Average Basket Level is calculated as follows:

Average Basket Level  =      (101 + 103 + 104 + 106 + 108 + 111 + 114 + 116 + 117 + 120) / 10

=      110

Because the level of the Basket increases steadily over the term of the securities, the Average Basket Level is less than the Basket Closing Level on the Final Valuation Date. In this circumstance, you will not receive the full benefit of the increase in the level of the Basket from the Trade Date to the Final Valuation Date.

Example 8: The Final Basket Level is less than the Buffer Level, resulting in a Final Basket Return of -20.00%, and the Average Basket Level is 110, resulting in an Average Basket Return of 10.00%.

Averaging Date	Basket Closing Level	Performance of the Basket, as Measured from the Initial Basket Level to the Final Basket Level (%)
March 13, 2017	108	N/A
June 12, 2017	115	N/A
September 12, 2017	117	N/A
December 12, 2017	120	N/A
March 12, 2018	126	N/A
June 12, 2018	118	N/A
September 12 ,2018	113	N/A
December 12, 2018	107	N/A
March 12, 2019	96	N/A
June 12, 2019	80	-20.00%
Average Basket Level:		110
Average Basket Return:		10.00%
Final Basket Return:		-20.00%
Payment at Maturity:		$1,112.68

In Example 8, the Average Basket Level is calculated as follows:

Average Basket Level  =      (108 + 115 + 117+ 120 + 126 + 118 + 113 + 107+ 96 + 80) / 10

=      110

Because the level of the Basket increases during the first half of the term of the securities before decreasing during the second half, the Average Basket Level is greater than the Basket Closing Level on the Final Valuation Date. In this circumstance, the method for calculating the Average Basket Level causes the securities to outperform the performance of the Basket from the Trade Date to the Final Valuation Date even though the Final Basket Level is less than the Buffer Level.

Example 9: The Final Basket Level is greater than the Initial Basket Level, resulting in a Final Basket Return of 30.00%, and the Average Basket Level is 94, resulting in an Average Basket Return of 0.00%.

Averaging Date	Basket Closing Level	Performance of the Basket, as Measured from the Initial Basket Level to the Final Basket Level (%)
March 13, 2017	80	N/A
June 12, 2017	75	N/A
September 12, 2017	72	N/A
December 12, 2017	78	N/A
March 12, 2018	86	N/A
June 12, 2018	92	N/A
September 12 ,2018	99	N/A
December 12, 2018	110	N/A
March 12, 2019	118	N/A
June 12, 2019	130	30.00%
Average Basket Level:		94
Average Basket Return:		0.00%
Final Basket Return:		30.00%
Payment at Maturity:	$1,000.00

In Example 9, the Average Basket Level is calculated as follows:

Average Basket Level  =     (80 + 75 + 72 + 78 + 86 + 92 + 99 + 110 + 118 + 130) / 10

=      94

Because the level of the Basket decreases dramatically during the first half of the term of the securities before recovering and increasing well above the Initial Basket Level by the end of the second half, the Average Basket Level is less than the Initial Basket Level, resulting in an Average Basket Return of 0.00%. In this circumstances, you will not receive any benefit of the increase in the level of the Basket from the Trade Date to the Final Valuation Date even though the Final Basket Level is greater than the Initial Basket Level.

Selected Purchase Considerations

•
UNCAPPED APPRECIATION POTENTIAL BASED ON THE AVERAGE BASKET RETURN — The securities provide the opportunity to enhance potential positive returns by multiplying any positive Average Basket Return by the Upside Leverage Factor of between 166.50% and 176.50% (to be determined on the Trade Date) if the Final Basket Level (calculated on the Final Valuation Date) is greater than or equal to the Buffer Level. Furthermore, because the product of the Average Basket Return and the Upside Leverage Factor is included in the calculation of the Payment at Maturity even if the Final Basket Level is less than the Buffer Level, a positive Average Basket Return will moderate, offset or more than offset the effect of a negative Final Basket Return on the Payment at Maturity. The Average Basket Return is calculated based on the arithmetic average of the Basket Closing Levels on the ten quarterly Averaging Dates starting on March 13, 2017 and ending on June 12, 2019. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the Face Amount of securities is protected against a percentage decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Amount of 15.00%. If such percentage decline is greater than the Buffer Amount, investors may suffer a loss of principal depending on the Average Basket Return. If the Average Basket Level is equal to or less than the Initial Basket Level so that the Average Basket Return is zero, for each $1,000 Face Amount of securities, you will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. In this circumstance, you will lose some or all of your investment in the securities. But, if the Final Basket Level is less than the Buffer Level and the Average Basket Return is positive, investors will also receive a payment at maturity that will also reflect the Upside Leverage Factor times the Average Basket Return, which may moderate, offset or more than offset the negative effect the Final Basket Level has on the return of the securities.

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RETURN LINKED TO THE PERFORMANCE OF AN UNEQUALLY WEIGHTED BASKET OF FIVE BASKET COMPONENTS — The return on the securities, which may be positive, zero or negative, is linked to the performance of an unequally weighted basket, consisting of the S&P 500® Index, S&P MidCap 400® Index, Russell 2000® Index, MSCI EAFE® Index and iShares® MSCI Emerging Markets ETF, as described herein.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On March 11, 2014, the sponsor of the S&P 500® Index announced that the sponsor will start including, on a case by case basis, multiple share class lines in the S&P 500® Index. This will result in the S&P 500® Index including more than 500 component shares while continuing to include only 500 component companies. The sponsor expects to revise the S&P 500® Index’s methodology to fully reflect a multiple share class structure by September 2015. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices — The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The S&P MidCap 400® Index

The S&P MidCap 400® Index is intended to provide a performance benchmark for the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1.2 billion to $5.1 billion. The calculation of the level of the S&P MidCap 400® Index is based on the relative value of the aggregate market value of the shares of 400 companies as of a particular time as compared to the aggregate average market value of the shares of 400 similar companies on the base date of June 28, 1991. On March 11, 2014, the sponsor of the S&P MidCap 400® Index announced that the sponsor will start including, on a case by case basis, multiple share class lines in the S&P MidCap 400® Index. This will result in the S&P MidCap 400® Index including more than 400 component shares while continuing to include only 400 component companies. The sponsor expects to revise the S&P MidCap 400® Index’s methodology to fully reflect a multiple share class structure by September 2015. This is just a summary of the

S&P MidCap 400® Index. For more information on the S&P MidCap 400® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices — The S&P MidCap 400® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. As of June 2014, business development companies are no longer eligible for inclusion in the Russell 2000® Index. Exchange traded funds and mutual funds are also excluded. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The MSCI EAFE® Index

The MSCI EAFE® Index is calculated, maintained and published daily by MSCI Inc. (“MSCI”), through numerous data vendors, on the MSCI website and every 60 seconds during market trading hours on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE® Index is intended to provide performance benchmarks for 21 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. This is only a summary of the MSCI EAFE® Index. For more information on the MSCI EAFE® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The MSCI Indices — The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Tracked Index”). The iShares® MSCI EAFE ETF trades on NYSE Arca under the ticker symbol “EFA.” It is possible that the iShares® MSCI EAFE ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI EAFE ETF, the fees and expenses of the iShares® MSCI EAFE ETF or due to other circumstances. This section is only a summary of the iShares® MSCI EAFE ETF. For more information on the iShares® MSCI EAFE ETF, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds – iShares® MSCI EAFE ETF” in the accompanying underlying supplement No. 1 dated October 1, 2012. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012. On July 1, 2013, the iShares® MSCI EAFE Index Fund was renamed the iShares® MSCI EAFE ETF. All references to the iShares® MSCI EAFE Index Fund in the accompanying underlying supplement No. 1 dated October 1, 2012 are deemed to refer to the iShares® MSCI EAFE ETF.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity) and (ii) the gain or loss on your securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the stocks composing the Basket Components. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay any coupons or dividends and do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Basket and will depend on both the Final Basket Level (calculated on the Final Valuation Date) and the Average Basket Return (calculated based on the arithmetic average of the Basket Closing Levels on the ten quarterly Averaging Dates starting on March 13, 2017 and ending on June 12, 2019). Even if the Average Basket Return is positive, you may lose some or a significant portion of your investment in the securities if the positive Average Basket Return multiplied by the Upside Leverage Factor is not sufficient to offset the loss resulting from the negative Final Basket Return. If the Final Basket Level is less than the Buffer Level and the Average Basket Return is zero, for each $1,000 Face Amount of securities, you will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. In this circumstance, you will lose some or all of your investment in the securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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THE RETURN ON YOUR SECURITIES MAY BE LIMITED BECAUSE THE FINAL AVERAGE LEVEL IS CALCULATED BASED ON THE ARITHMETIC AVERAGE OF THE BASKET CLOSING LEVELS ON THE QUARTERLY AVERAGING DATES — Because the Average Basket Return is calculated based on the arithmetic average of the Basket Closing Levels on the ten quarterly Averaging Dates, increases in the level of the Basket on one or more Averaging Dates may be moderated, offset or more than offset by lesser increases or declines in the level of the Basket on the other Averaging Dates. Therefore, your investment in the securities may not perform as well as an investment based solely on the performance of the Basket on a single day. For example, if the level of the Basket were to increase steadily over the term of the securities, the Average Basket Level would be less than the Basket Closing Level on the Final Valuation Date and the Payment at Maturity would be significantly less than it would have been if it had been determined based only on the Basket Closing Level on the Final Valuation Date. If the level of the Basket decreases dramatically during the term of the securities before recovering and increasing above the Initial Basket Level on the Final Valuation Date, the Average Basket Return may be equal to 0.00%. In this circumstance, you may not receive any positive return on the securities, even though the level of the Basket has increased from the Trade Date to the Final Valuation Date. In addition, the level of the Basket at various times during the term of the securities could be higher than the Basket Closing Levels on the Averaging Dates, which are scheduled to occur quarterly during the last two and a half years of the securities. Accordingly, you may not benefit from any increase in the level of the Basket between each of the Averaging Dates.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of the initial investment at maturity.

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THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE BASKET OR THE SECURITIES COMPOSING THE BASKET COMPONENTS — The return on your securities may not reflect the return you would have realized if you had directly invested in the Basket or the securities composing the Basket Components. For example, if the level of the Basket decreases dramatically during the term of the securities before recovering and increasing above the Initial Basket Level on the Final Valuation Date, the Average Basket Return may be equal to 0.00%. In this circumstance, you may not receive any positive return on the securities, even though the level of the Basket has increased from the Trade Date to the Final Valuation Date.

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THE CORRELATION BETWEEN THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels or prices, as applicable, of the Basket Components increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased positive correlation between the Basket Components, in particular when one Basket Component decreases. The value of the securities may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one Basket Component could be entirely offset by the negative performance of the other Basket Components.

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THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, the performance of the Basket Components with the higher weightings will influence the return on the securities to a greater degree than the performance of the Basket Components with the lower weightings. If the Basket Components with the higher weightings perform poorly, that poor performance could negate or diminish the effect on the Payment at Maturity of any positive performance by the lower-weighted Basket Components.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities composing the Basket Components or holders of shares of the EEM Fund would have.

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THE BASKET INDICES REFLECT THE PRICE RETURN OF THE STOCKS COMPOSING EACH BASKET INDEX, NOT A TOTAL RETURN — The Basket Indices reflect the changes in the market prices of the stocks composing each Basket Index. The Basket Indices are not, however, “total return” indices, which, in addition to reflecting the price returns of their respective component stocks, would also reflect all dividends and other distributions paid on such component stocks.

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THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH MID-SIZE CAPITALIZATION COMPANIES — The stocks composing the MID Index are issued by companies with mid-sized market capitalization.  The stock prices of mid-size companies may be more volatile than stock prices of large capitalization companies. Mid-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

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THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the RTY Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the MXEA Index consists of securities denominated in foreign currencies that are converted into U.S. dollars for purposes of calculating the level of the MXEA Index and the EEM Fund invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies represented in the MXEA Index and EEM Fund. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between the countries represented in the MXEA Index and EEM Fund and the United States; and

•	the extent of governmental surpluses or deficits in the countries represented in the MXEA Index and EEM Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MXEA Index and EEM Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the MXEA Index and EEM Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall MXEA Index and EEM Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the level of the MXEA Index and price of the EEM Fund will be adversely affected and the value of the BUyS may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the MXEA Index and EEM Fund could affect the value of the BUyS.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The MXEA Index and EEM Fund include component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the level of the MXEA Index or price of the EEM Fund and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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THE ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the EEM Fund.

The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the EEM Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, in its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the EEM Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the EEM Fund. The stocks held by the EEM Fund include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could adversely affect the value of the securities and the amount payable to you at maturity.

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ADJUSTMENTS TO THE EEM FUND OR TO ITS TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the EEM Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Tracked Index. The stocks included in the Tracked Index are selected by MSCI Inc. (“MSCI”). The Tracked Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks composing the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the component securities held by the EEM Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the EEM Fund, which could cause the price of the shares of the EEM Fund to decline.

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THE EEM FUND AND ITS TRACKED INDEX ARE DIFFERENT — The performance of the EEM Fund may not exactly replicate the performance of its Tracked Index because the EEM Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the EEM Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the EEM Fund or due to other circumstances. BFA may invest up to 10% of the EEM Fund’s assets in other securities, including securities not in the Tracked Index, but which BFA believes will help the EEM Fund track the Tracked Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the Tracked Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. Finally, because the shares of the EEM Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the EEM Fund may differ from the net asset value per share of the EEM Fund. For all of the foregoing reasons, the performance of the EEM Fund may not correlate with the performance of its Tracked Index.

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FLUCTUATION OF NAV — The prices of the shares of the EEM Fund may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the EEM Fund may fluctuate with changes in the market value of the EEM Fund’s securities holdings. Therefore, the price of the shares of the EEM Fund may differ from its NAV per share and the shares of the EEM Fund may trade at, above or below its NAV per share.

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THERE IS NO AFFILIATION BETWEEN THE EEM FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE EEM FUND OR BY ISSUERS OF THE STOCKS HELD BY THE EEM FUND — We are not affiliated with the EEM Fund or the issuers of the stocks held by the EEM Fund or underlying the Tracked Index (such stocks, “Underlying Stocks;” the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any of the information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the

Underlying Stock Issuers. Neither the EEM Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the EEM Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might adversely affect the value of your securities.

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PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the securities may bear little relation to the historical closing levels or prices, as applicable, of such Basket Components and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components or whether the performance of the Basket will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy.  These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities.  We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities.  If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Basket has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the level of the Basket will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the composition of the Basket Components;

•	the time remaining to the maturity of the securities;

•	the market prices and dividend rates of the the shares of the EEM Fund and the securities composing the Basket Components;

•	the occurrence of certain events affecting the EEM Fund that may or may not require an anti-dilution adjustment;

•	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks composing the MXEA Index and the EEM Fund are traded in;

•	interest rates and yields in the market generally and in the markets of the shares of the EEM Fund and the securities composing the Basket components;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components, the Tracked Index or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Basket Components on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level or price, as applicable, of the Basket Components and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. Introducing competing products into the marketplace in this manner could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you.

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WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OR PRICE, AS APPLICABLE, OF THE BASKET COMPONENTS OR THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Basket Components.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Basket, retrospectively calculated from December 5, 2009 through December 5, 2014, assuming the level of the Basket on December 5, 2014 was 100 and the Basket Component Weightings were as specified in the Key Terms. The dotted line represents the Buffer Level of 85 (to be set on the Trade Date). The level of the Basket on any day during this period is calculated as if the level of the Basket were the Final Basket Level and such day were the Final Valuation Date (except that the Initial Basket Level would be 58.59 on December 5, 2009 if we assume the level of the Basket on December 5, 2014 was 100). For purposes of the securities and the determination of the Payment at Maturity, the Initial Basket Level will be set equal to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Basket on any day during the term of the securities, including on the Averaging Dates and the Final Valuation Date.

Future performance of the Basket may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

The Basket Components

The following graph sets forth the historical performance of the S&P 500® Index, S&P MidCap 400® Index, Russell 2000® Index, MSCI EAFE® Index and iShares® MSCI Emerging Markets ETF based on their daily closing levels and prices, as applicable, from December 5, 2009 through December 5, 2014.  The closing level of the S&P 500® Index on December 5, 2014 was 2,075.37. The closing level of the S&P MidCap 400® Index on December 5, 2014 was 1,444.31. The closing level of the Russell 2000® Index on December 5, 2014 was 1,182.431. The closing level of the MSCI EAFE® Index on December 5, 2014 was 1,832.11. The closing price of the iShares® MSCI Emerging Markets ETF on December 5, 2014 was $40.88. We obtained the historical closing levels and prices below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing levels and prices, as applicable, of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Basket Closing Level on an Averaging Date (including the Final Valuation Date). We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.